JETBORNE INTERNATIONAL, INC.


                           FINANCIAL STATEMENTS


                              APRIL 30, 1995

                      JETBORNE INTERNATIONAL, INC.

                      INDEX TO FINANCIAL STATEMENTS




Item 8.  FINANCIAL STATEMENTS

INDEX TO FINANCIAL STATEMENTS
  Independent Auditors' Report

  Financial Statements:
    Balance Sheets
      April 30, 1995 and 1994

    Statements of Income (Loss)
      For the years ended April 30, 1995, 1994 and 1993

    Statements of Changes in Stockholders' Equity
      For the years ended April 30, 1995, 1994 and 1993

    Statements of Cash Flows
      For the years ended April 30, 1995, 1994 and 1993

    Notes to Financial Statements

  Financial Statement Schedules (included in Item 14.)
    Schedule II - Amounts Receivable From Related
                    Parties and Underwriters, Promoters and
                    Employees Other Than Related Parties

    Schedule VII - Guarantees of Securities of Other Issuers

    Schedule IX - Short-term Borrowings

    Exhibit II - Schedule of Computations of Earnings (Loss) per Share

                          NORMAN A. ELIOT & CO.
                      CERTIFIED PUBLIC ACCOUNTANTS

Norman A. Eliot, C.P.A.                     9400 South Dadeland Boulevard
Florence L. Krantz, C.P.A.                         Miami, Florida 33156
John Blumenthal, C.P.A.                           Phone: (305) 670-4444
      ----                                          Fax: (305) 670-0105
Vivian R. Shariff, C.P.A.
Ramesh Singh, C.P.A.


                      INDEPENDENT AUDITORS' REPORT



The Board of Directors
Jetborne International, Inc.
Miami, FL 33142

We have audited the balance sheets of Jetborne International, Inc. as of April 30, 1995 and 1994, and the related statements of income (loss), changes in stockholders' equity, and cash flows for the years ended April 30, 1995, 1994 and 1993 and the schedules listed in the Index at Item 14. These financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Jetborne International, Inc. at April 30, 1995 and 1994, and the results of its operations and its cash flows for the years ended April 30, 1995, 1994 and 1993 in conformity with generally accepted accounting principles, and the schedules referred to above present fairly, in all material respects, when read in conjunction with the related financial statements, the information therein set forth.

The accompanying financial statements, presented on pages F-4, F-5, F-6, and F-7 have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the financial statements, the Company has experienced significant net cumulative losses and has incurred significant negative cash flows from operations resulting in the Company having difficulty meeting its obligations. The continued existence of the Company is dependent on the ability of the Company to successfully implement management's plans which are also described in
Note  2.  The  foregoing  conditions raise substantial  doubt  about  the

Members: American Institute of Certified Public Accountants
         Florida Institute of Certified Public Accountants

                      INDEPENDENT AUDITORS' REPORT
                               (continued)


Company's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of Jetborne International, Inc. to continue as a going concern.


Miami, Florida
  June 1, 1995, except
  February 29, 1996 as to
  certain matters referred to
  in  Notes 1, 2, 5, 9, and 15
  for  events  that took place
  on  August 2, 1995, January 9,
  1996, January 18, 1996, February               /s/Norman A. Eliot & Co.
  14, 1996 and  February  29, 1996               Norman A. Eliot & Co.

                      JETBORNE INTERNATIONAL, INC.

                            BALANCE SHEETS

                         APRIL 30, 1995 AND 1994


                                A S S E T S
                                -----------

                                                       1995        1994
                                                   ----------- -----------
CURRENT ASSETS:
  Cash                                             $    86,235 $   301,106
  Accounts receivable:
    Trade, net of allowance for doubtful
      accounts ($3,607 and $15,996 1995
      and 1994, respectively)(Notes 1 and 7)           133,567     131,779
    Other                                                3,535       8,036
  Stockholder loan receivable                            3,000           0
  Inventories (Notes 1, 5 and 7)                     3,248,136   3,656,051
  Prepaid expenses and
    other current assets                                23,970      19,029
                                                   ----------- -----------

  Total Current Assets                             $ 3,498,443 $ 4,116,001
                                                   ----------- -----------


PROPERTY AND EQUIPMENT (Notes 1 and 6)             $   633,816 $   625,247
  Less: Accumulated depreciation and amortization      389,148     375,523
                                                   ----------- -----------
  Net Book Value                                       244,668     249,724
                                                   ----------- -----------

OTHER ASSETS:
  Security deposits and other assets               $     6,231 $    42,591
                                                   ----------- -----------


    TOTAL ASSETS                                   $ 3,749,342 $ 4,408,316
                                                   =========== ===========
















   The accompanying notes are an integral part of these financial statements.

                                    F-4A

                      JETBORNE INTERNATIONAL, INC.


                             BALANCE SHEETS

                         APRIL 30, 1995 AND 1994

                  LIABILITIES AND STOCKHOLDERS' EQUITY
                  ------------------------------------

                                                       1995        1994
                                                   ----------- -----------
CURRENT LIABILITIES:
  Notes payable (Note 7)                           $    15,828 $    22,619
  Current maturities of long-term debt (Note 8)         68,302      51,489
  Accounts payable                                     159,197      90,661
  Income taxes payable (Note 11)                             0      10,000
  Customers' deposits                                    1,552           0
  Accrued expenses                                      86,383      87,883
                                                   ----------- -----------

  Total Current Liabilities                        $   331,262 $   262,652
                                                   ----------- -----------

LONG-TERM DEBT, net of current maturities
  (Note 8)                                         $    70,317 $    96,867
                                                   ----------- -----------

COMMITMENTS, CONTINGENCIES AND SUBSEQUENT EVENTS
  (Notes 9, 12, 14, and 15)

STOCKHOLDERS' EQUITY (Notes 1, 9, 10, and 15):
  Common stock, $.01 par value (14,000,000
    shares authorized; 11,882,280 and 12,635,780
    shares issued at April 30, 1995 and 1994)      $   118,823 $   126,358
  Additional paid-in capital                         5,097,251   5,093,480
  Retained earnings (deficit)                       (1,868,311) (1,167,277)
  Treasury stock, 0 and 753,500
    shares at April 30, 1995 and 1994, at cost               0      (3,764)
                                                   ----------- -----------
    TOTAL STOCKHOLDERS' EQUITY                       3,347,763   4,048,797
                                                   ----------- -----------

    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY     $ 3,749,342 $ 4,408,316
                                                   =========== ===========












   The accompanying notes are an integral part of these financial statements.

                                    F-4B

                      JETBORNE INTERNATIONAL, INC.

                       STATEMENTS OF INCOME (LOSS)

            FOR THE YEARS ENDED APRIL 30, 1995, 1994 AND 1993

                                                                  1993
                                       1995           1994       (Note 1)
                                    -----------   -----------  -----------
NET SALES                           $ 1,125,279   $ 1,755,763  $   798,008


COST OF SALES                           906,840     1,118,396      430,595
                                    -----------   -----------  -----------


GROSS PROFIT                        $   218,439   $   637,367  $   367,413


SELLING, GENERAL
  AND ADMINISTRATIVE EXPENSES         1,031,091       830,070      950,963
                                    -----------   -----------  -----------


OPERATING LOSS                      $  (812,652)  $  (192,703) $  (583,550)
                                    ------------  ------------ ------------


OTHER INCOME (EXPENSES):
  Interest and other income         $    96,083   $   316,304  $   592,843
  Interest expense                       (5,166)       (6,943)     (77,215)
  Recovery of stockholders' notes
    and loans receivable (Note 4)        12,500             0            0
                                    -----------   -----------  -----------

  Net Other Income                      103,417       309,361      515,628
                                    -----------   -----------  -----------

INCOME (LOSS) FROM
  CONTINUING OPERATIONS
  BEFORE INCOME TAXES (CREDIT)      $  (709,235)  $   116,658  $   (67,922)


INCOME TAXES (CREDIT) (Note 11)          (8,201)            0            0
                                    -----------   -----------  -----------

INCOME (LOSS) FROM
  CONTINUING OPERATIONS  (FORWARD)  $  (701,034)  $   116,658  $   (67,922)
                                    ------------  -----------  ------------






  The accompanying notes are an integral part of these financial statements.

                                    F-5A

                      JETBORNE INTERNATIONAL, INC.

                       STATEMENTS OF INCOME (LOSS)

            FOR THE YEARS ENDED APRIL 30, 1995, 1994 AND 1993

                                                                  1993
                                        1995          1994       (Note 1)
                                     -----------  -----------  -----------
INCOME (LOSS) FROM
  CONTINUING OPERATIONS (FORWARDED)  $  (701,034) $   116,658  $   (67,922)
                                     ------------ -----------  ------------
DISCONTINUED OPERATIONS (Note 3):
  Loss from discontinued
    operations, net of income taxes  $         0  $         0  $   (40,332)
                                     -----------  -----------  ------------
INCOME (LOSS)
  BEFORE EXTRAORDINARY
  ITEM AND MINORITY INTEREST         $  (701,034) $   116,658  $  (108,254)

EXTRAORDINARY ITEM:
  Gain recognition on discharge of
    debt net of $10,000 provision
    for income taxes (Note 1)                  0      414,033            0
                                     -----------  -----------  -----------
INCOME (LOSS) BEFORE MINORITY
  INTEREST                           $  (701,034) $   530,691  $  (108,254)

MINORITY INTEREST (dividend
  requirement on preferred
  stock of a subsidiary)(Note 10)              0            0       55,900
                                     -----------  -----------  -----------


NET INCOME (LOSS)                    $  (701,034) $   530,691  $  (164,154)
                                     ===========  ===========  ===========

EARNINGS (LOSS) PER SHARE (NOTE 1)
  Continuing operations              $     (0.06) $      0.01  $     (0.02)
  Net income (loss)                        (0.06)        0.05        (0.03)

WEIGHTED AVERAGE COMMON
  SHARES AND COMMON SHARE
  EQUIVALENTS OUTSTANDING (Note 1)    11,882,280     9,730,636   6,232,280
                                      ==========    ==========  ==========





   The accompanying notes are an integral part of these financial statements.

                                    F-5B

                      JETBORNE INTERNATIONAL, INC.

             STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

           FOR THE YEARS ENDED APRIL 30, 1995, 1994 AND 1993

                                             Number of shares
                                             of common stock      Amounts
                                           ---------------------  --------

                                                       Treasury    Common
                                            Issued       Stock      Stock
                                           ----------  ---------  --------
BALANCE, APRIL 30, 1992 (Note 1)            6,235,780      3,500  $ 62,358

  Net loss                                     -            -         -
                                           ----------   --------  --------
BALANCE, APRIL 30, 1993 (Note 1)            6,235,780      3,500  $ 62,358

  Net income                                   -            -         -

  Common stock issued (Notes 1, 9 and 10)   6,400,000       -       64,000

  Common stock acquired
    on confirmation of plan of
    reorganization (Notes 1, 9 and 10)         -         750,000      -
                                           ----------   --------  --------

BALANCE, APRIL 30, 1994 (Note 1)           12,635,780    753,500  $126,358

  Net loss

  Common stock retired                       (753,500)  (753,500)   (7,535)
                                           ----------   --------  --------

BALANCE, APRIL 30, 1995 (Note 1)           11,882,280          0  $118,823
                                           ==========   ========  ========















   The accompanying notes are an integral part of these financial statements.

                                    F-6A

                      JETBORNE INTERNATIONAL, INC.

             STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

           FOR THE YEARS ENDED APRIL 30, 1995, 1994 AND 1993

                                                    Amounts
                                     -------------------------------------

                                                  Additional    Retained
                                      Treasury      Paid-in      Earnings
                                        Stock       Capital      (Deficit)
                                     ----------  ------------  -----------
BALANCE, APRIL 30, 1992 (Note 1)       $ (3,763)  $ 4,956,280  $(1,533,814)

  Net loss                                 -             -        (164,154)
                                       --------   -----------  -----------
BALANCE, APRIL 30, 1993 (Note 1)       $ (3,763)  $ 4,956,280  $(1,697,968)

  Net income                               -             -         530,691

  Common stock issued (Notes 1, 9 and 10)  -          137,200         -

  Common stock acquired
    on confirmation of plan of
    reorganization (Notes 1, 9 and 10)       (1)         -            -
                                       --------   -----------  -----------
BALANCE, APRIL 30, 1994 (Note 1)       $ (3,764)  $ 5,093,480  $(1,167,277)

  Net loss                                                        (701,034)

  Common stock retired                    3,764         3,771
                                       --------   -----------  -----------
BALANCE, APRIL 30, 1995 (Note 1)       $      0   $ 5,097,251  $(1,868,311)
                                      =========   ===========  ===========















   The accompanying notes are an integral part of these financial statements.

                                    F-6B

                      JETBORNE INTERNATIONAL, INC.

             STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

           FOR THE YEARS ENDED APRIL 30, 1995, 1994 AND 1993




                                               Amounts
                                            -------------

                                              Total
                                            Stockholders'
                                               Equity
                                            -------------

BALANCE, APRIL 30, 1992 (Note 1)             $  3,481,061

  Net loss                                       (164,154)
                                             ------------

BALANCE, APRIL 30, 1993 (Note 1)             $  3,316,907

  Net income                                      530,691

  Common stock issued (Notes 1, 9 and 10)         201,200

  Common stock acquired
    on confirmation of plan of
    reorganization (Notes 1, 9 and 10)                 (1)
                                             ------------


BALANCE, APRIL 30, 1994 (Note 1)             $  4,048,797

  Net loss                                       (701,034)

  Common stock retired                                  0
                                             ------------


BALANCE, APRIL 30, 1995 (Note 1)             $  3,347,763
                                             ============
















The accompanying notes are an integral part of these financial statements.

                                    F-6C

                      JETBORNE INTERNATIONAL, INC.

                        STATEMENTS OF CASH FLOWS

           FOR THE YEARS ENDED APRIL 30, 1995, 1994 AND 1993

                                                                   1993
                                          1995         1994      (Note 1)
                                       ----------   ----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                    $ (701,034)  $  530,691  $ (164,154)
  Adjustments to reconcile
    net income (loss) to net cash
    used in operating activities:
    Depreciation and amortization          29,958       33,774      45,269
    Provision for losses
      on trade accounts receivable          3,607            0       1,325
    Write-off of trade accounts
      receivable, net of recoveries        12,880        7,848       5,971
    Loss on discontinued operations             0            0      40,332
    Loss from sale of
      property and equipment                    0        1,671      18,535
    Recognition of deferred income              0     (193,518)   (316,667)
    Forgiveness of debt                    (9,300)           0           0
    Treasury stock received (nominal value)     0           (1)          0
    Changes in certain
      assets and liabilities:
      (Increase) decrease in
        trade accounts receivable         (18,275)      (6,854)     28,666
      Decrease in other
        accounts receivable                 4,501        8,508      37,961
      Increase in
        stockholder loan receivable        (3,000)           0           0
      Decrease in inventories             407,915       11,413     135,076
      (Increase) decrease in prepaid
        expenses and other current assets  (4,941)     190,647    (186,327)
      Decrease in net
        assets of discontinued operations       0       88,294      17,560
      (Increase) decrease in
        security deposits and other
        assets                             36,360      (37,054)     30,384
      Increase (decrease)
        in accounts payable                68,536      (94,454)     24,430
      Increase (decrease) in
        indebtedness to stockholder             0       (3,600)      3,600
      Increase (decrease)
        in income taxes payable           (10,000)       6,895       3,500
      Increase (decrease)
        in customers' deposits              1,552      (15,375)       (729)
      Decrease in accrued expenses         (1,500)    (160,912)    (71,604)
      Decrease in net liabilities
        discharged in bankruptcy                0     (414,033)          0
                                       ----------   ----------  ----------
        Net cash used in
          operating activities         $ (182,741)  $  (46,060) $ (346,872)
                                       ----------   ----------  ----------



   The accompanying notes are an integral part of these financial statements.

                                    F-7A

                      JETBORNE INTERNATIONAL, INC.

                        STATEMENTS OF CASH FLOWS

           FOR THE YEARS ENDED APRIL 30, 1995, 1994 AND 1993

                                                                   1993
                                          1995          1994      (Note 1)
                                      ----------    ----------   ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment  $  (24,902)   $   (2,831)  $ (34,595)
  Proceeds from sale
    of property and equipment                  0             0       5,161
                                      ----------    ----------   ---------
    Net cash used
      in investing activities            (24,902)       (2,831)    (29,434)
                                      ----------    ----------   ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments received
    from notes receivable             $        0    $        0   $ 650,000
  Proceeds from issuance of notes         26,070        20,859           0
  Principal
    repayments on notes payable          (23,561)      (25,540)    (11,522)
  Principal repayments
    on long-term debt                     (9,737)     (101,465)    (65,499)
  Proceeds from private
    placement sale of common stock             0       201,200           0
                                      ----------    ----------   ---------
    Net cash provided by
      (used in) financing activities      (7,228)   $   95,054     572,979
                                      ----------    ----------   ---------

NET INCREASE (DECREASE) IN CASH       $ (214,871)   $   46,163   $ 196,673

CASH, BEGINNING                          301,106       254,943      58,270
                                      ----------    ----------   ---------
CASH, END                             $   86,235    $  301,106   $ 254,943
                                      ==========    ==========   =========

Supplemental disclosures of cash flow information:
  Cash paid during the year for:

    Interest                         $     5,136    $    6,078   $   1,990
                                     ===========    ==========   =========
    Income taxes                     $     1,799    $   41,142   $       0
                                     ===========    ==========   =========




   The accompanying notes to financial statements describe certain non-cash investing and financing activities (some of which affect the changes in certain assets and liabilities) and are taken into consideration in the consolidated statements of cash flows.


                                    F-7B

                      JETBORNE INTERNATIONAL, INC.

                      NOTES TO FINANCIAL STATEMENTS


Note 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Business
-------------------------

Jetborne International, Inc. (the "Company") was incorporated January 30, 1987 (under the laws of the State of Delaware) as a holding company in anticipation of a public offering. On February 2, 1987, the stockholders of Jetborne, Inc. (incorporated April 24, 1980 under the laws of the State of Florida) contributed all of the outstanding shares of Jetborne, Inc. common stock to Jetborne International, Inc. (the Company owned no other assets at that date) in exchange for 3,123,000 shares of common stock of the Company and Jetborne, Inc. transferred to the Company its stock in each of its subsidiary companies. On May 20, 1987, the Company sold 1,150,000 shares of its common stock to the public, resulting in net proceeds to the Company of approximately $3,328,000. On September 17, 1993, an order of the United States Bankruptcy Court, Southern District of Florida was entered confirming the Company's third amended plan of reorganization. Prior thereto, $201,200 was deposited to the Company attorneys' trust account as payment for 6,400,000 shares of Company common stock to be issued in accordance with terms of the plan (see below and Note 10).

The September 17, 1993 order of the United States Bankruptcy Court was entered conditioned upon the ability of the Company to maintain the level of allowed unsecured claims against the Jetborne International, Inc. estate at a maximum of $2,300,000; accomplished on September 27, 1994 when the Company objection to the claim of a former principal stockholder of the Company was sustained by the United States Bankruptcy Court. Prior thereto, on December 10, 1991, creditors of the Company filed with the United States Bankruptcy Court, placing the Company in an involuntary Chapter 11 bankruptcy proceeding (converted by the Company to a voluntary proceeding on December 26, 1991); Jetborne, Inc., the only then significant operating subsidiary of the Company, filed a voluntary petition on December 16, 1991; subsequently, the two proceedings were consolidated. The Company filed, with the Bankruptcy Court, an Amended Disclosure Statement and Plan dated May 14, 1993 whereby a program was established for the probable payment to all creditors, over various periods not to exceed nine years, of all approved sums due to them (the allowed unsecured claims against the Jetborne, Inc. [see below] estate are to be paid after the payment of allowed unsecured claims against the Jetborne International, Inc. estate); payments to the Jetborne International, Inc. unsecured creditors commenced during January 1995 (thirty days after the December 14, 1994 United States Bankruptcy Court appointment of the designee for the Unsecured Creditors Committee). The principal source of the funds to pay the indebtedness is the January 1, 1993 balance on the note received from the sale of Aircraft Modular Products, Inc. ("AMP")(see Notes 3 and 4). In addition, there are provisions for:

    Merging Jetborne, Inc. into the Company and the cancellation of the Jetborne, Inc. preferred stock (see Note 10). The Company has, however, registered the name Jetborne, Inc. under the Fictitious Name Act of the State of Florida.

                      JETBORNE INTERNATIONAL, INC.

                      NOTES TO FINANCIAL STATEMENTS

Note 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Organization and Business (continued)
-------------------------------------

    The    present    stockholders    of    Jetborne    International,
    Inc. maintaining  their   shares   of  common stock of the Company
    (the Company will still be publicly owned).

    The sale of 6,400,000 shares of the Company's common stock to two new principal stockholders of the Company (see Notes 9 and 10) for $201,200.

The sum of the excess of liabilities transferred to the Unsecured Creditors' Committee of Jetborne International, Inc., the cancellation of the preferred stock (and the related assets and liabilities) of Jetborne, Inc. and the Federal "alternative minimum tax" (see Note 11) (based on the excess of alternative minimum tax income over the alternative minimum tax net operating loss carryforward) over the carrying value of the AMP note ($414,033) is reflected on the statement of income (loss) for the year ended April 30, 1994 in the category "gain recognition on discharge of debt, net of $10,000 provision for income taxes (Note 1)".

The Company is primarily engaged in the sale of aircraft parts and also coordinates maintenance support and management for aircraft, manages aircraft conversion projects and sells and leases aircraft primarily as a broker.

General/Pledged Assets/Reclassifications
----------------------------------------

The stockholders' equity section of the balance sheets at April 30, 1995 and April 30, 1994 reflect the 6,400,000 shares of Company common stock as if issued at those dates (in accordance with the confirmed plan of reorganization; see above)(not issued at February 29, 1996) and the 750,000 shares of Company common stock as if received in the Treasury at April 30, 1994 (also in accordance with the confirmed plan of reorganization; see Notes 10 and 15)(the 750,000 shares, and 3,500 shares of previously acquired stock, were cancelled on August 10, 1994 thereby reducing the number of shares issued at April 30, 1995). The prior year financial statements are presented, for comparative purposes, as if the Company was not, until September 17, 1993, in re-organization under Chapter 11 of the United States Bankruptcy Code. The statements of income (loss), changes in stockholders' equity and cash flows for the period May 1, 1993 through September 16, 1993 and the year ended April 30, 1993 reflect results of operations and cash flows of the Company and its then wholly owned subsidiaries while it was Debtor-in-Possession. All material inter-company balances and transactions (through September 16, 1993) have been eliminated.

Prior to its emergence from the bankruptcy proceedings, substantially all of the Company's assets were pledged as collateral for notes payable and other debt. Effective September 17, 1993, the Company transferred the note receivable (from the purchaser of 100% of the common stock of Aircraft Modular Products, Inc.; see Notes 3 and 4) to the Unsecured

                      JETBORNE INTERNATIONAL, INC.

                      NOTES TO FINANCIAL STATEMENTS

Note 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Creditors' Committee of Jetborne International, Inc. (in accordance with the terms of the Company's third amended plan of reorganization [see above]).

Certain amounts in the April 30, 1994 and April 30, 1993 financial statements have been reclassified to conform with the April 30, 1995 presentation and the April 30, 1993 financial statements have been restated to take into consideration the sale/liquidation of subsidiaries (see Note 3).

New (Recent) Accounting Standards
---------------------------------

The Company has adopted all recent accounting standards and pronouncements issued by the Financial Accounting Standards Board (FASB) that are applicable (including FASB 109 Accounting for Income Taxes and FASB 121 Accounting for the Impairment of Long Lived Assets). The adoption did not cause a material effect on the Company's financial statements.

Accounts and Notes Receivable, Trade/Allowance for Doubtful Accounts
--------------------------------------------------------------------

The Company's policy is to establish an allowance for doubtful accounts when the collectability of the accounts is doubtful and to charge that account, or income, when the accounts are determined to be uncollectable ($16,487, $4,200 and $2,067 [net of recoveries] for the years ended April 30, 1995, 1994 and 1993, respectively)(see Note 4 regarding the write-off of certain non-trade notes and loans receivable).

Inventories
-----------

Inventories are stated at the lower of cost or market with cost determined using the average cost method (see Note 5).

Property and Equipment
----------------------

Property and equipment are stated at cost. Expenditures for major betterments and additions are charged to the property and equipment accounts while replacements, maintenance and repairs, which do not improve or extend the life of the respective asset, are charged to expense currently. The cost of assets retired or otherwise disposed of and the accumulated depreciation are relieved from the accounts, and the resulting gain or loss is included in the statement of income. The Company's policy is to capitalize, and record as property and equipment, assets acquired under terms of capital leases.

Depreciation is calculated using the straight line and declining balance methods over the estimated useful lives of the assets. For income tax purposes, depreciation is calculated using the accelerated cost recovery system (MACRS) for certain qualifying assets and the straight-line method for other assets (see below).

                      JETBORNE INTERNATIONAL, INC.

                      NOTES TO FINANCIAL STATEMENTS

Note 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income Taxes
------------

The Company filed consolidated income tax returns through the year ended April 30, 1994 which included the results of its operations and the operations of its wholly owned U.S. subsidiaries through September 16, 1993. Income tax expense was allocated to the subsidiaries that had net income, computed as if each subsidiary were filing a separate return. The subsidiaries' liability, along with other inter-company indebtedness, was eliminated in consolidation. The income tax returns of the Company for the period September 17, 1993 through April 30, 1994 and the year ended April 30, 1995 reflect the results of operations of the Company.

Deferred income taxes (none at April 30, 1995 and 1994) are provided in amounts sufficient to give effect to the use of net operating loss carryforwards and timing differences between financial and income tax reporting (see Note 11). Investment tax and research and development tax credits are treated as a reduction of income tax expense in the year in which the related assets are placed in service and when the research and development expense is incurred.

Earnings (Loss) Per Share
-------------------------

Earnings (loss) per share  have  been  computed  based  on  the  weighted
average   number   of   common   shares  and  common  share   equivalents
outstanding.

Cash and Cash Equivalents
-------------------------

The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Note 2.  LIQUIDITY (see Note 1)

The Company has sustained net cumulative losses of approximately $3,700,000 since April 30, 1988 (the net income for the two years that did not reflect losses were generated from either discontinued operations or extraordinary items) and retained earnings have decreased from $1,837,681 to retained earnings (deficit) of $(1,868,311) at April 30, 1995. As referred to in Note 1, the Company emerged from a Chapter 11 bankruptcy proceeding (which commenced December 10, 1991) on September 17, 1993 and, as part of the confirmed plan of reorganization, the Company received $201,200 for the issuance of 6,400,000 shares of Company common stock.

Since the end of the last fiscal year, the Company's liquidity has continued to deteriorate, with increasing rapidity, primarily due to a continuing diminishing stock sales trend caused by a lack of current or "fresh" inventory, declining consignment inventory, limited brokerage sales opportunities and excessive professional fees due to previous and on-going litigation.

                      JETBORNE INTERNATIONAL, INC.

                      NOTES TO FINANCIAL STATEMENTS

Note 2.  LIQUIDITY (see Note 1)(continued)

The Company borrowed $30,000 from its Chief Executive Officer on January 18, 1996 (not repaid at February 29, 1996) for the purpose of paying an obligation due that day (see Note 15) and, at February 29, 1996, is indebted to the Chairman of its Board of Directors for five months compensation (see Note 14).

Credit financing is being sought to purchase "fresh" inventory lots where the purchased inventory will comprise the collateral for the credit extended. The Company also continues to pursue aircraft parts consignment agreements and other business opportunities within the expertise of its executives. Consignments, in effect, provide the Company with additional inventory without the prior need for purchases which adversely affects liquidity.

Management of the Company believes that the referred to programs, if accomplished, will provide sufficient working capital to meet the Company's obligations as they become due. There can be no assurance, however, that the Company will be successful in its efforts nor that it will be able to maintain its operations on a profitable basis even though substantially all claims and lawsuits have been resolved or adequate provision has been made for the ultimate liability (see Note 15).

As indicated in Note 3, all operating subsidiaries of the Company were sold, or operations were terminated, during the past five years except Jetborne, Inc. which was effectively merged into the Company.

Note 3.  SALE/LIQUIDATION OF SUBSIDIARIES

As referred to in Note 1, the Company sold 100% of the common stock of Aircraft Modular Products, Inc. during the year-end April 30, 1991 and during the same year sold the operating assets of Alblam Sound Productions, Inc. In addition, a receiver was appointed, during the year ended April 30, 1992, for the Company's principal United Kingdom subsidiary and operations of Advanced Aero Hydraulics, Inc. were terminated during the year ended April 30, 1993. The then only remaining subsidiary of the Company (Jetborne, Inc.) was effectively merged into the Company when the United States Bankruptcy Court entered an order, on September 17, 1993, confirming the Company's third amended joint plan of reorganization (see Note 1).

Operations of Advanced Aero Hydraulics, Inc. ("AAH") were terminated on July 31, 1992 and the Company entered into a contract for the sale of AAH's equipment for $60,000. The sale was concluded on March 26, 1993 and the Company received $15,000 with the balance of the contracted amount payable in $15,000 installments (paid in full by July 23, 1993).

The results of operations of AAH are included in the statements of income
(loss) in the category "loss from discontinued operations, net of  income

                      JETBORNE INTERNATIONAL, INC.

                      NOTES TO FINANCIAL STATEMENTS

Note 3.  SALE/LIQUIDATION OF SUBSIDIARIES (continued)

taxes". The following is a summary of AAH's results of operations for the year ended April 30, 1993:

  Net sales                                          $137,191
  (Loss) before income taxes                          (40,332)
  Income taxes                                              0
  Net income (loss)                                   (40,332)

Note 4.  NOTES RECEIVABLE (Non-trade)

The Company had, prior to September 17, 1993, ownership of the remaining balance on the note receivable from the purchaser of 100% of the common stock of Aircraft Modular Products, Inc. This note (with the remaining balance at January 1, 1993 of $2,078,350) has been transferred to the Unsecured Creditors' Committee of Jetborne International, Inc. (see Notes 1 and 3).

At April 30, 1995 and 1994, the former principal stockholder of the Company and two terminated officers (see Notes 9, 10 and 15) were indebted to the Company as follows:

  Former principal stockholder                       $3,310,321  (1)
  Former Vice President                                 572,658  (2)
  Former President                                       43,738  (3)
                                                     ----------
  Total                                              $3,926,717
                                                     ==========

These amounts had been written off as uncollectible, or an allowance had been established, based on the then possible offsets and on the probable uncollectability (see below and Notes 9, 10 and 15).
______

(1) On June 10, 1994 a final default judgement for $4,512,600 was entered, by the United States Bankruptcy Court, against the former principal stockholder.

(2) On November 10, 1994 the former Vice President, based on his petition, obtained an order from the United States Bankruptcy Court discharging his debts; however, on May 29, 1995, the same Court determined that $514,212 of his debt to the Company was not dischargeable and, accordingly,entered a final summary judgement against him.

(3) The indebtedness of the former President was satisfied on September 8, 1994; the Company received $12,500, the former President withdrew his claims against the Company, and mutual releases were exchanged.

Note 5. INVENTORIES (see Notes 1 and 7)

Inventories of aircraft parts and supplies total $3,248,136 at April 30, 1995 and $3,656,051 at April 30, 1994, net of a reserve for obsolescence of $365,000 and $500,000 respectively. These amounts do not include inventories received on a consignment basis with the Company agreeing to assume all risks and insure at no charge to the consignors. The consignment agreements are summarized as follows:

                      JETBORNE INTERNATIONAL, INC.

                      NOTES TO FINANCIAL STATEMENTS

Note 5. INVENTORIES (see Notes 1 and 7)(continued)

   Consignment agreement dated January 26, 1990 with a major airline with the Company agreeing to use its best efforts to sell the inventory at market value for which it was to receive 35% of the selling price. From inception through April 30, 1992, the Company had received approximately $2,150,000 (valued at estimated selling prices) of parts. As of April 30, 1995 all unsold parts were in the Company's warehouse, however, based on negotiations with, and instructions from, the consignor, all parts were returned to the consignor by November 2, 1995. The various remaining unresolved matters between the Company and the consignor were in progress until January 9, 1996 when a settlement agreement was entered into cancelling and terminating the original consignment agreement and the modifications (see Note 15).

   Consignment agreement dated December 9, 1992, with a non-related entity, which required the Company to initially place a $125,000 deposit with the consignor (to be reviewed semi-annually as it relates to the value of the consigned parts; reduced to $36,629 at April 30, 1994, and $ 0 at April 30, 1995 based on the reduced amount of the consigned inventory on hand). The Company agreed to use its best efforts to sell the parts for which it receives 40% of the selling price. Either party may cancel the agreement with thirty days written notice. An affiliate of the consignor had guaranteed the deposit.

   Consignment agreement dated December 1, 1994, with a non-related entity. The Company agreed to use its best efforts to sell the parts for which it receives 40% of the selling price (just prior to each sale title to the inventory items are transferred from the consignor to the Company and the Company sells the parts in its own name). In addition, the Company is to pay a handling fee of 10% of the consignor's acquisition costs for any consignment parts returned to the consignor during the period of the agreement; the 10% handling fee for items returned to the consignor, based on the consignor's request, is to be charged to the consignor. The agreement was to expire November 30, 1995, however, it was cancelled by the Company August 2, 1995.

Note 6.  PROPERTY AND EQUIPMENT (see Note 1)

At April 30, property and equipment consists of:

                                                Estimated useful lives/
                             1995      1994      depreciation methods
                           --------  --------  -------------------------
  Machinery                                    5-10 years/straight-line
    and equipment          $142,718  $129,196    and declining balance
  Leasehold improvements    361,681   361,681  10-25 years/straight-line
  Office furniture
    and equipment           110,992   115,945  5-8 years/straight-line
  Transportation equipment   18,425    18,425  5 year straight-line
                           --------  --------

  Total                    $633,816  $625,247
                           ========  ========

                      JETBORNE INTERNATIONAL, INC.

                      NOTES TO FINANCIAL STATEMENTS

Note 6.  PROPERTY AND EQUIPMENT (see Note 1)(continued)

Depreciation and amortization charged to income was $29,958, $33,774 and $45,269 for the years ended April 30, 1995, 1994 and 1993, respectively.

Note 7.  NOTES PAYABLE (see Notes  1, 4 and 5)



At April 30, notes payable consist of:

                                                      1995       1994
                                                    --------  ---------
  Remaining  balance  on a $25,000 note, originally
  payable on demand, with interest   at  prime plus
  2 points; issued December 11, 1991 with a chattel
  mortgage encumbering all inventory,  all accounts
  receivable and the AMP note (see Note 3)          $      0  $   9,300

  Installment notes payable monthly ($362 to $1,671
  including  interest  at  various  rates)  through
  December 15, 1995                                   15,828     13,319
                                                    --------  ---------
  Total                                             $ 15,828  $  22,619
                                                    ========  =========

Note 8.  LONG-TERM DEBT (see Notes 1, 5 and 15)

At April 30, long-term debt consist of:
                                                     1995        1994
                                                   ---------  ---------
  Various unsecured tax obligations payable monthly
  ($1  to  $371 plus interest)  from  October  1993
  through February  1996                            $ 27,331   $ 27,331

  Agreement to pay a creditor  in  twenty remaining
  quarterly  installments  commencing November  23,
  1993  (the  first  four  installments  of  $5,000
  through August 23, 1994 and the remaining sixteen
  installments of $2,500 through  August 25, 1998),
  without  interest  (see  Note  15  regarding  the
  modification  of  the amount of the  indebtedness
  and the payment terms)                              60,000     60,000

  Income tax obligation to Internal Revenue Service
  payable in monthly installments ($1,151 including
  interest at 7% per annum) through August 17, 1999   51,288     61,025
                                                    --------   --------

  Total                                             $138,619   $148,356

  Less: Current maturities                            68,302     51,489
                                                    --------   --------
  Long-term debt, net of current maturities         $ 70,317   $ 96,867
                                                    ========   ========


                      JETBORNE INTERNATIONAL, INC.

                      NOTES TO FINANCIAL STATEMENTS

Note 8.  LONG-TERM DEBT (see Notes 1, 5 and 15)(continued)

Maturities of long-term debt in each of the next years are as follows:

               Year ending April 30,             Amount
               --------------------           ------------
                       1996                   $     68,302
                       1997                         24,012
                       1998                         23,359
                       1999                         18,410
                       2000 and thereafter           4,536
                                              ------------

                       Total                  $    138,619
                                              ============

Note 9. RELATED PARTY TRANSACTIONS (see Notes 1, 4, 10, 14 and 15)

Prior to March 9, 1991, when a non-related U.K. Limited Liability Company ("U.K. Company") acquired, from the then principal stockholder of the Company, the rights to 3,130,000 shares of the Company's common stock (including options to purchase 430,000 shares; the options expired prior to April 30, 1995), a former employee, officer and chairman of the Board of Directors was the principal stockholder of the Company. On December 30, 1990, the then principal stockholder of the Company signed a $1,960,492 note to the Company which note was not paid and, on June 10, 1994, the Company obtained a default final judgement, in the amount of $4,512,600, against him in connection with the note and related matters.

Reference is made to Note 1 which describes a provision in the bankruptcy confirmation order for the receipt by the Company of $201,200 for the issuance of 6,400,000 shares of Company common stock (50% to the Chairman of the Board of Directors of the Company, as trustee [also the representative of U.K. Company; see above and Note 10] and 50% to the Chief Executive Officer of the Company). In connection therewith, and as subsequently confirmed by the United States Bankruptcy Court, the two stockholders entered into a shareholder agreement which contains various provisions including: voting for members of the Board of Directors (as directed by the United States Bankruptcy Court, the current Board of Directors consists of the Chairman of the Board, the Chief Executive Officer and a non-employee who was previously appointed a director by U.K. Company), disposition of shares (including the first right of refusal on possible sale and/or transfer), an employment agreement for the Chief Executive Officer (see Note 14) and compensation for the Chairman of the Board of Directors of the Company (see Note 14).

On January 18, 1996, the Company borrowed $30,000 from its Chief Executive Officer (see Note 15)(not repaid at February 29, 1996) and is indebted to the Chairman of its Board of Directors at February 29, 1996 for five months compensation (totalling $20,000; see Note 14).

                      JETBORNE INTERNATIONAL, INC.

                      NOTES TO FINANCIAL STATEMENTS

Note 10.  STOCKHOLDERS' EQUITY (see Notes 1, 9 and 15)

On October 4, 1991, the Company's stock was delisted from NASDAQ.

Effective September 17, 1993, the 5,590 shares of 10% cumulative redeemable preferred stock of Jetborne, Inc. was cancelled based on the September 17, 1993 order of the United States Bankruptcy Court, Southern District of Florida, confirming the Company's third amended plan of reorganization (see Notes 1 and 3).

In connection with various contractual arrangements, the Company had committed to register 946,850 shares of its common stock in a registration statement to be filed with the Securities and Exchange Commission. Since the commitments were made, significant events have taken place and, presently, it is uncertain whether any of the commitments can be, or will have to be, fulfilled.

Stock Option Plans
------------------
Since inception, the Company adopted several stock option plans for the benefit of employees and directors of the Company. The Company believes that all of the options, as of February 29, 1996, were cancelled or have expired.

Common Stock Issued
-------------------
Through May 1, 1991, the Company had issued 6,235,780 shares of its common stock. The status remained the same, subject to outstanding options (see above) until September 17, 1993 when 6,400,000 shares of the Company's common stock were sold to two new principal stockholders of the Company based on an order of the United States Bankruptcy Court, Southern District of Florida, confirming the Company's third amended plan of reorganization (see above and Note 1).

On November 10, 1994 the Company was notified that the 221,850 shares of Company common stock purchased by U.K. Company (see Note 9) were transferred to the Chairman of the Board of Directors of the Company, as Trustee (U.K. Company also confirmed that they conveyed to that person, as trustee, all of its ownership interest in the 3,200,000 shares of Company's common stock to be acquired by that person as trustee [see above and Note 1]). Accordingly, U.K. Company only owns the shares of the Company's common stock acquired, on March 9, 1991, from the then principal stockholder of the Company (see Note 9).

Common Stock in Treasury
------------------------
Prior to May 1, 1991, the Company had purchased, from non-related persons, 3,500 shares of its common stock for $3,763. The Company received 750,000 shares of its common stock from the bank that was holding the shares as collateral for an obligation of the then principal stockholder of the Company (see Note 9). The return was negotiated as part of the settlement with that bank (see Note 15) and accordingly it is included in the statement of changes in stockholders' equity for the year ended April 30, 1994 at a nominal value of $1.

On August 10, 1994 the 753,500 shares were cancelled (see Note 1).

                      JETBORNE INTERNATIONAL, INC.

                      NOTES TO FINANCIAL STATEMENTS

Note 11.  INCOME TAXES

At May 1, 1992, the Company had, for Federal Income Tax purposes, a net operating loss carryforward of $2,741,731. The following is a summary of the components of the net operating loss carryforward to the fiscal year ending April 30, 1995:

  Balance at May 1, 1992                                $2,741,731
  Loss applied to taxable income
    of fiscal year ended April 30, 1993                   (125,272)
  Loss applied to taxable income
    of fiscal year ended April 30, 1994                 (2,041,621)
  Increase due to reduction in
    charitable contributions carryforward                   11,698
  Loss arising in fiscal year ended April 30, 1995         944,142
                                                        ----------
  Net operating loss carryforward to fiscal years
    ending  April 30, 1996 through  April 30, 2010      $1,530,678
                                                        ==========

Even though the Company was not required to pay Federal income tax based on taxable income for the year ended April 30, 1994 (as the taxable income was offset by the net operating loss carryforward), Federal income tax of $1,799 was computed based on the "alternative minimum tax" computation. In the event Federal income tax returns for subsequent years reflect Federal income taxes due in excess of the alternative minimum tax, the alternative minimum taxes paid for years ended April 1991 ($59,763) and 1994 ($1,799) can be applied against the computed Federal income tax.

No provision has been made for the difference between financial statement and income tax reporting of certain items of revenue and expenses, as the net operating loss carryforward at April 30, 1995 substantially exceeds the difference; nor has a provision been made for deferred income tax credits, based on the possible use of the net operating losses being applied against taxable income in future years (and the use of the "alternative minimum tax" paid) as there is no assurance that the Company's future profitability will exceed the difference.

Note 12.  LEASES

The Company leases warehouse facilities and office space under a long-term agreement. On June 30, 1992, the Company concluded a settlement with Aircraft Modular Products, Inc. ("AMP") which included AMP's purchasing the building occupied by the Company and entering into a new lease with the Company (not including the space then occupied by a former subsidiary [Advanced Aero Hydraulics, Inc.; see Note 3]) covering a period of five years commencing October 1, 1992 (initially for a six month period with options for six months and four years [exercised covering the four years ending September 30, 1997])(with a rent reduction) and relieving the Company of its $85,387 obligation for prior unpaid rent.

                      JETBORNE INTERNATIONAL, INC.

                      NOTES TO FINANCIAL STATEMENTS

Note 12.  LEASES (continued)

The following is a schedule of future minimum lease payments for the above described lease:

                   Year ending April 30
                   -------------------
                            1996          $   85,679
                            1997              85,679
                            1998              35,700
                            Thereafter             0
                                          ----------

                            Total         $  207,058
                                          ==========

For the years ended April 30, 1995, 1994 and 1993, rental expense for all operating leases was approximately $111,496, $104,000 and $101,000 (net of rent waivers, see above), respectively.

Note 13.  MAJOR CUSTOMER

The Company made sales to major unaffiliated customers of approximately $486,000, $986,000 and $92,000 during the years ended April 30, 1995,
1994 and 1993, respectively.

NOTE 14.  EMPLOYMENT AGREEMENTS (see Note 9)

During April 1992, the then financial controller of the Company was appointed Chief Financial Officer at a salary of $65,000 per annum (increased to $70,000 when an employment agreement was entered into on May 1, 1994). The employee resigned on May 31, 1995 effective June 30, 1995. Another employee was appointed financial controller.

On June 15, 1994, modifications to Executive Employment Agreements were approved by the United States Bankruptcy Court and are summarized as follows:

  A five year employment agreement, effective May 1, 1994, with the Chief Executive Officer at a salary of $120,000 per annum, plus fringe benefits (the agreement contains provisions for termination by the Company and/or the employee and a non-compete clause), and establishment of $48,000 per year compensation to the Chairman of the Board of Directors (effective June 15, 1994).

Note 15.  LITIGATION (see Notes 4, 9, and 10)

At April 30, 1995 and 1994, the Company was a party to several claims and lawsuits arising out of the conduct of its business. Substantially all of the litigation that was unresolved at April 30, 1993 has been resolved by the United States Bankruptcy Court prior to, or on, September 17, 1993 (when the Company's third amended plan of reorganization was confirmed) or subsequently by a separate Bankruptcy Court order.

                      JETBORNE INTERNATIONAL, INC.

                      NOTES TO FINANCIAL STATEMENTS

Note 15.  LITIGATION (see Notes 4, 9, and 10)(continued)

The following is a summary of the claims and lawsuits that have been resolved as of February 29, 1996:

   On June 10, 1994, a Default Final Judgement was entered against the former principal stockholder, in the amount of $4,512,600 plus interest, based on the lawsuit re-filed in the Bankruptcy Court. Included in the lawsuit were claims against two suspended officers of the Company (see below) and claims against a third suspended officer (see below) and a former sales consultant; these claims have been settled without payment of substantial funds by, or to, the Company (see Note 4). The former sales consultant had filed a $474,000 claim (against Jetborne, Inc.) in the Bankruptcy Court and the Company had disputed it. On September 8, 1994 the Company and the former sales consultant resolved their disputes and both parties signed a stipulation of dismissal (however, the sales consultant still had the right to file a claim in the Bankruptcy Court).

   An action to recover damages from the Company, as guarantor, on an outstanding $750,000 obligation (plus interest and costs) payable to a bank by the then principal stockholder of the Company. On September 12, 1991 a judgement was awarded to the bank (against the stockholder and the Company, as guarantor). The litigation against the Company was settled on September 17, 1993 when an order was entered confirming the Company's third amended plan of reorganization. The settlement includes the payment to the bank of $100,000 (by the Company), payment to the bank of approximately $1,078,000 (from the proceeds of collection of the note received from the purchaser of Aircraft Modular Products, Inc. [see Notes 1 and 3] and transferred to the Unsecured Creditors' Committee of Jetborne International, Inc.) and the bank's return to the Company of 750,000 shares of the Company's common stock (previously held by the bank as partial collateral and subsequently purchased by the bank for $.05 per share)(see Note 10).

   A shareholders' derivative suit, on behalf of the Company, commenced during May 1991, which named the former President of the Company, the President (effective February 1991), the Vice President and the Chief Operating Officer as defendants (see above). The complaint purported to set forth claims for conversion, civil theft, breach of fiduciary duty, instructive trust and breach of promise to pay. Injunctive relief was sought, as well as an accounting by the defendants, for the appointment of a receiver for the Company and the involuntary dissolution of the Company. At a meeting held May 10, 1991, the newly elected Board of Directors passed a resolution to investigate the claims and, at the same time, suspended, as officers and employees, the three officers of the Company. Salaries to the three former officers were stopped effective May 10, 1991. There has not been any recent activity and the Company considers the matter closed. In the opinion of management of the Company, any adverse decision in connection with this litigation will not have a material adverse impact on the financial condition of the Company and, if the

                      JETBORNE INTERNATIONAL, INC.

                      NOTES TO FINANCIAL STATEMENTS

Note 15.  LITIGATION (see Notes 4, 9, and 10)(continued)

   Company is awarded  damages, the collectability is doubtful (see Note
   4).

   During June 1991, the three suspended officers of the Company brought actions against the Company (and the Company filed a lawsuit in the United States Bankruptcy Court against the suspended officers) for breach of employment and indemnity contracts (see above) and alleged damages as a result of the breaches as well as for reimbursement of costs incurred. The Board of Directors completed its investigation in connection with the shareholders' derivative suit (see above) and terminated the employment of the officers. The actions have been resolved (see above and Note 4).

   During March 1991, the Company was informed that an investigation by the United States Customs Service (which commenced on March 7, 1990, when the United States Customs Service visited the offices of the Company [in the United States and the United Kingdom] and searched the premises and Company files pursuant to a warrant signed by a United States Magistrate to determine if there was a possible violation of the Export Administration Act and the Arms Export Control Act) had been expanded and the Company, and one of its former Vice Presidents, were the targets of an investigation by a Federal Grand Jury for possible criminal violations. The Company had been informed that charges against the former Vice President were dropped, the Company was indicted and the trial scheduled for November 1991. On October 23, 1992, the Company entered into a plea-bargain agreement, and on December 15, 1992 the Company pleaded guilty to two counts and paid $25,260 in fines, to settle all pending litigation and matters in connection with the investigation. During December 1993, the Company was informed that it had been debarred for a period of three years from December 3, 1992 from participating directly or indirectly in the export of defense articles or technical data or in furnishing of defense services for which a license or other approval is required.

   As referred to in Note 5, there were various unresolved matters between the Company and a major airline in connection with a consignment agreement dated January 26, 1990. On January 9, 1996, a settlement agreement was entered into between the Company and the major airline. The agreement cancelled and terminated the original consignment agreement, and the modifications thereto, and the Company agreed to wire transfer to the major airline $30,000 by January 18, 1996 (timely paid) and an additional $7,500 per month commencing February 20, 1996 (the first payment was paid February 9, 1996) with a final payment on January 20, 1997. The agreement also provides that, when the major airline receives the $120,000 they will assign to the Company their claim filed in the United States Bankruptcy Court against Jetborne, Inc. ($80,180)(see Note 1).

   On February 14, 1996, a lawsuit filed against the Company by one of its former attorneys was dismissed based on a settlement compromising the fees sought by the attorney.

                      JETBORNE INTERNATIONAL, INC.

                      NOTES TO FINANCIAL STATEMENTS

Note 15.  LITIGATION (see Notes 4, 9, and 10)(continued)

The following is a summary of the claims and lawsuits that have not been resolved as of February 29, 1996:

   A former attorney for the Company (the escrow agent holding promissory notes, and collateral therefore [and collateral for the payment of Federal income taxes that might have been required with respect to a proposed bonus payable to one former employee], that the Company received from former executives of the Company [see above and Notes 4 and 9]) had deposited with the Court the promissory notes and collateral and had brought an interpleader action requesting that the Court accept the promissory notes and collateral pending the outcome of the matters involved. The Company filed an answer and cross-claim against the issuers of the promissory notes seeking to claim the escrowed promissory notes and collateral. Counsel for the Company is presently evaluating the possibility of having the default final judgement against the former principal stockholder entered into the litigation in the Circuit Court in order to obtain the release, and subsequent return to the Company, of 1,000,000 shares of the Company common stock which were interplead and which were owned by the former principal stockholder of the Company.

   A possible substantial liability of Advanced Aero Hydraulics, Inc. (see Note 3) as a result of pollution of its business premises. Based on recent studies made on behalf of the Company, a provision of $49,500 had been made in a prior year (approximately $10,000 of the provision was paid by April 30, 1995 and 1994)(included in accrued expenses in the balance sheets).

                                                             Schedule II
                      JETBORNE INTERNATIONAL, INC.

               AMOUNTS RECEIVABLE FROM RELATED PARTIES AND
                  UNDERWRITERS, PROMOTERS AND EMPLOYEES
                       OTHER THAN RELATED PARTIES

            FOR THE YEARS ENDED APRIL 30, 1995, 1994 AND 1993



                                                Deductions
                      Balances,   Additions      (Amounts
                      Beginning  (Including     Collected
Name of Debtor         of Year    Interest)    or Credited)       Total
----------------     ----------   ----------   -------------    --------
1995:
  A. Blattner(1)     $       0    $        0      $        0    $     0
  M. Levkovitz(2)            0             0               0          0
  D. Blattner (3)            0             0               0          0
  A. Alouf                   0         3,000               0      3,000


1994:
  A. Blattner(1)     $       0    $        0      $        0    $     0
  M. Levkovitz(2)            0             0               0          0
  D. Blattner (3)            0             0               0          0


1993:
  A. Blattner(1)     $       0    $        0      $        0    $     0
  M. Levkovitz(2)            0             0               0          0
  D. Blattner (3)            0             0               0          0



   (1) Balance at beginning and end of year ($0) represents a receivable of $3,310,321 less amounts written-off or for which an allowance has been established of $3,310,321 (see Note 4 to the Financial Statements).

   (2) Balance at beginning and end of year ($0) represents a receivable of $572,658 less amounts written-off or for which an allowance has been established of $572,658 (see Note 4 to the Financial Statements).

   (3) Balance at beginning and end of year ($0) represents a receivable of $43,738 less amounts written-off or for which an allowance has been established of $43,738 (see Note 4 to the Financial Statements).









                                    F-23A

                                                             Schedule II
                      JETBORNE INTERNATIONAL, INC.

               AMOUNTS RECEIVABLE FROM RELATED PARTIES AND
                  UNDERWRITERS, PROMOTERS AND EMPLOYEES
                       OTHER THAN RELATED PARTIES

            FOR THE YEARS ENDED APRIL 30, 1995, 1994 AND 1993

                               Amounts
                             Written-off
                             or for Which     Balances, End Of Year,
                             an Allowance        Net of Allowances
                               Has Been      ------------------------
Name of Debtor               Established      Current     Non-current
-----------------            ------------    --------    ------------
1995:
  A. Blattner(1)              $        0     $      0        $      0
  M. Levkovitz(2)                      0            0               0
  D. Blattner (3)                      0            0               0
  A. Alouf                             0        3,000               0


1994:
  A. Blattner(1)              $        0     $      0        $      0
  M. Levkovitz(2)                      0            0               0
  D. Blattner                          0            0               0


1993:
  A. Blattner                 $        0     $      0        $      0
  M. Levkovitz                         0            0               0
  D. Blattner                          0            0               0



   (1) Balance at beginning and end of year ($0) represents a receivable of $3,310,321 less amounts written-off or for which an allowance has been established of $3,310,321 (see Note 4 to the Financial Statements).

   (2) Balance at beginning and end of year ($0) represents a receivable of $572,658 less amounts written-off or for which an allowance has been established of $572,658 (see Note 4 to the Financial Statements).

   (3) Balance at beginning and end of year ($0) represents a receivable of $43,738 less amounts written-off or for which an allowance has been established of $43,738 (see Note 4 to the Financial Statements).









                                    F-23B

                                                             Schedule VII
                      JETBORNE INTERNATIONAL, INC.

                GUARANTEES OF SECURITIES OF OTHER ISSUERS

                             APRIL 30, 1995



  Name of Issuer of     Title of Issue of     Total Amount
Securities Guaranteed     Each Class of      Guaranteed and  Amount Owed by
    by the Company     Securities Guaranteed   Outstanding     the Company
---------------------  --------------------- --------------  --------------

                                           NONE










































                                    F-24A

                                                             Schedule VII
                      JETBORNE INTERNATIONAL, INC.

                GUARANTEES OF SECURITIES OF OTHER ISSUERS

                             APRIL 30, 1995


                                  Nature of Default by
   Amount in                      Issuer of Securities
   Treasury                      Guaranteed in Principal,
  of Issuer of                   Interest, Sinking Fund,
   Securities       Nature       or Redemption Provisions
   Guaranteed    of Guarantee    or Payment of Dividends
---------------  ------------    ------------------------



                            NONE








































                                    F-24B

                                                             Schedule IX
                      JETBORNE INTERNATIONAL, INC.

                          SHORT-TERM BORROWINGS

                    FOR THE YEAR ENDED APRIL 30, 1995

                                        Maximum Amounts   Average Amount
Categories of Aggregate   Balances at     Outstanding       Outstanding
 Short-term Borrowings    End of Year   During the Year   During the Year
-----------------------   -----------   ---------------   ---------------

Notes payable to:
  Banks and other
    financial institutions   $15,828      $   26,783        $   14,574



The average amount outstanding during the year represents the average principal balances outstanding during the year.

The weighted average interest rates during the year were computed by dividing the actual interest incurred on short-term borrowings by the average amount outstanding during the year.




































                                    F-25A

                                                             Schedule IX
                      JETBORNE INTERNATIONAL, INC.

                          SHORT-TERM BORROWINGS

                    FOR THE YEAR ENDED APRIL 30, 1995

                                       Weighted Average
Categories of Aggregate                 Interest Rate
 Short-term Borrowings                 During the Year
-----------------------                ----------------

Notes payable to:
  Banks and other
    financial institutions                   6.92%




The average amount outstanding during the year represents the average principal balances outstanding during the year.

The weighted average interest rates during the year were computed by dividing the actual interest incurred on short-term borrowings by the average amount outstanding during the year.




































                                    F-25B

                      JETBORNE INTERNATIONAL, INC.

                                Exhibit II

         SCHEDULE OF COMPUTATIONS OF  EARNINGS  (LOSS) PER SHARE

            FOR THE YEARS ENDED APRIL 30, 1995, 1994 AND 1993


                                         1995         1994        1993
                                     -----------  -----------  ----------
CONTINUING OPERATIONS:
  Income (loss)
    from continuing operations       $  (701,034) $   116,658  $  (123,822)
                                     ===========  ===========  ===========

Weighted average number of common
  shares outstanding during the year  11,882,280    9,730,636    6,232,280
                                      ==========    =========    =========

INCOME (LOSS) PER SHARE -
  CONTINUING OPERATIONS              $     (0.06) $      0.01  $     (0.02)
                                     ===========  ===========  ===========




NET INCOME:
  Net income (loss)                  $  (701,034) $   530,691  $  (164,154)
                                     ===========  ===========  ===========

Weighted average number of common
  shares outstanding during the year  11,882,280    9,730,636    6,232,280
                                      ==========    =========    =========

EARNINGS (LOSS)
  PER SHARE - NET INCOME (LOSS)       $    (0.06)  $     0.05   $    (0.03)
                                      ==========   ==========   ==========





















                                    F-26